June 2008
Pricing Sheet dated June 23, 2008 relating to
Preliminary Terms No. 687 dated June 4, 2008 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities
12% SPARQS®
Mandatorily Exchangeable for Common Stock of Weatherford International Ltd.
Stock Participation Accreting Redemption Quarterly-pay SecuritiesSM
PRICING TERMS – JUNE 23, 2008
Issuer:	Morgan Stanley
Maturity date:	July 20, 2009
Underlying stock:	Weatherford International Ltd. common stock (“WFT Stock”)
Aggregate principal amount:	$12,836,590.81
Coupon:	12% per annum, payable quarterly beginning October 20, 2008
Exchange at maturity:	At maturity, unless previously called by the issuer, each SPARQS will be exchanged into WFT Stock at the exchange ratio.
Exchange ratio:	0.25 shares of WFT Stock, subject to adjustment for certain corporate events.
Issuer call right:
Beginning on January 20, 2009, the issuer may call the SPARQS for a cash call price that, together with coupons paid from the original issue date through the call date, implies an annualized rate of return on the stated principal amount equal to the yield to call.

Yield to call:	22% per annum on the stated principal amount
First call date:	January 20, 2009
Call notice date:	If the issuer calls the SPARQS, at least 10 but not more than 30 calendar days notice will be given before the call date specified in the notice.
Final call notice date:	July 10, 2009
Stated principal amount:	$11.6825 per SPARQS
Issue price:	$11.6825 per SPARQS (see “Commissions and Issue Price” below)
Pricing date:	June 23, 2008
Original issue date:	June 30, 2008 (5 business days after the pricing date)
CUSIP:	617480538
Listing:
The SPARQS have been approved for listing on the American Stock Exchange LLC under the ticker symbol “WVK,” subject to official notice of issuance.  It is not possible to predict whether any secondary market for the SPARQS will develop.

Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per SPARQS	$11.6825	$0.1898	$11.4927
Total	$12,836,590.81	$208,549.96	$12,628,040.85
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of SPARQS purchased by that investor.  The lowest price payable by an investor is 99.50% of the stated principal amount per SPARQS.  Please see “Syndicate Information” on page 6 of the accompanying preliminary terms for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for SPARQS.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 687 dated June 4, 2008
Amendment No. 1 to Prospectus Supplement for SPARQS dated December 21, 2006
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.